================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      ANCHOR PACIFIC UNDERWRITERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [Anchor Pacific Letterhead]

March 23, 1998


Dear Shareholder:

     The year 1997 represented the tenth year since Anchor Pacific Underwriters was incorporated and its third year as a publicly owned company. Most importantly, it was a year in which several positive trends began to emerge. As a consequence of this improved performance during the past year, the financial and business prospects for the Company in 1998 are very good.

     The Company's 1997 revenues grew 26% to $10,092,532 compared to 1996 revenues of $7,994,484. This increase in revenues resulted from substantial growth in the Company's third-party health benefits administration business. Growth in this segment of the Company's business was achieved through internal growth at Harden & Company Insurance Services, Inc. and Benefit Resources, Inc. and by expansion into Los Angeles to service new insurance clients. Opportunities for revenue growth were further enhanced by the Company's assumption of the operations of Pacific Heritage Administrators in Portland, Oregon. This expansion, which became effective January 1, 1998, is expected to add nearly $5,000,000 in new administrative revenue this year.

     The expansion into Oregon will provide the Company with a platform from which to offer services into Washington, Idaho and Nevada. This recent expansion, along with our strong presence in California and Arizona, leaves the Company well positioned in its targeted market. We believe this strategy is consistent with our goal of becoming one of the pre-eminent administrative and brokerage firms in the Western United States.

     Although the final financial results for 1997 were negative, we made substantial strides in reversing several unfavorable trends. Also, in the second half of 1997 we were able to expand into important new markets. As a result, the Company has the opportunity not only to grow revenues substantially in 1998, but also to reach profitability for the first time in several years.

     The Board of Directors and Management will continue to monitor market conditions carefully and strive to maintain the momentum of the past year.


                                        Sincerely,


                                        /s/ James R. Dunathan
                                        ---------------------
                                        James R. Dunathan
                                        President and Chief Executive Officer

                      ANCHOR PACIFIC UNDERWRITERS, INC.
                        1800 SUTTER STREET, SUITE 400
                          CONCORD, CALIFORNIA 94520

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, MAY 12, 1998


        The Annual Meeting of Shareholders of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor") will be held at the Contra Costa Country Club, 801 Golf Club Road, Pleasant Hill, California, on May 12, 1998, at 10:00 a.m. for the following purposes:

        1. To elect ten directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 1999 Annual Meeting.

        2. To amend the Company's 1994 Stock Option Plan to increase the aggregate number of shares of the Company's common stock that may be issued pursuant to the exercise of options granted under the Plan from 700,000 shares to 1,000,000 shares, as adjusted for changes in capitalization.

        3. To ratify the reappointment of Odenberg, Ullakko, Muranishi & Co. as independent auditors of the Company.

        4. To transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on March 13, 1998, are entitled to vote at this meeting and any adjournment or postponement thereof. The meeting will be open to shareholders of record, proxyholders and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

        A copy of the Company's Annual Report for the fiscal year ended December 31, 1997, containing financial statements, is included with this mailing.


                                By Order of the Board of Directors,



                                /s/ Earl Wiklund
                                   ----------------
                                   Earl Wiklund,
                                   Secretary

Concord, California
March 23, 1998


        PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE WILL HELP YOUR COMPANY ASSURE A QUORUM AND AVOID ADDITIONAL EXPENSE FOR PROXY SOLICITATION.

                      ANCHOR PACIFIC UNDERWRITERS, INC.

                              TABLE OF CONTENTS




     PROXY STATEMENT....................................................   1

          Shareholder Proposals for Next Annual Meeting.................   2
          Outstanding Voting Securities.................................   2
          Principal Shareholders........................................   2


     ELECTION OF DIRECTORS..............................................   3

          Committees and Meetings of the Board of Directors.............   5
          Section 16(a) Beneficial Ownership Reporting Compliance.......   6
          Stock Ownership Table.........................................   7
          Executive Compensation........................................   9
          Employment Agreement with James R. Dunathan...................  10
          The 1994 Stock Option Plan (the "1994 Plan")..................  11
          Certain Relationships and Transactions........................  16


     DIRECTORS' PROPOSALS...............................................  17

          Directors' Proposal to Approve the Amended Company's 1994
               Stock Option Plan (the "1994 Plan")......................  17
          Directors' Proposal to Ratify the Appointment of Independent
               Auditors.................................................  17

     ANNUAL REPORT AND FINANCIAL STATEMENTS.............................  18


                      ANCHOR PACIFIC UNDERWRITERS, INC.
                        1800 SUTTER STREET, SUITE 400
                          CONCORD, CALIFORNIA 94520

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                MAY 12, 1998



     The enclosed proxy is solicited on behalf of the Board of Directors of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. at the Contra Costa Country Club, 801 Golf Club Road, Pleasant Hill, California, on May 12, 1998, and at any adjournment or postponement thereof. Only holders of the Company's common stock of record on March 13, 1998, will be entitled to vote. At the close of business on the record date, there were approximately 4,709,727 shares of the Company's common stock outstanding.

     Holders of common stock are entitled to one vote for each share held, except each shareholder has cumulative voting rights for the election of directors under California law applicable to the Company. Cumulative voting rights entitle each shareholder to cast that number of votes which equals the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. No shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting, and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desires to do so to announce his or her intention to cumulate his or her votes. The proxyholders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy.

     The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting of Shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company prior to the meeting, an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and electing to vote in person.

     The shares represented by a duly executed and unrevoked proxy in the form accompanying this Proxy Statement will be voted in accordance with the specifications contained therein, and in the absence of specifications will be voted FOR the nominees for directors named herein, to amend the Company's 1994 Stock Option Plan to increase the aggregate number of shares of the Company's common stock that may be issued pursuant to the exercise of options granted under the Plan from 700,000 shares to 1,000,000 shares, as adjusted for changes in capitalization, the ratification of the reappointment of Odenberg, Ullakko, Muranishi & Co. ("Odenberg") as independent auditors of Company, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

     This Proxy Statement and the accompanying proxy were first sent to shareholders on approximately April 14, 1998. The cost of this solicitation is being borne by Anchor. Anchor may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram, by certain of Anchor's directors, officers and regular employees, without additional compensation.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Subject to Securities and Exchange Commission ("SEC") regulations, proposals of shareholders intended to be presented at the 1999 Annual Meeting must be received by the Secretary of Anchor not later than December 4, 1998, to be included in the 1999 Proxy Statement.

OUTSTANDING VOTING SECURITIES

     Only shareholders of record at the close of business on March 13, 1998, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 4,709,727 shares of common stock. Each share entitles the holder thereof to one vote.

PRINCIPAL SHAREHOLDERS

     The following table shows the name, address, number of shares held, and percentage of shares held as of March 13, 1998, by each person or entity known to Anchor to be the beneficial owner of more than five percent of the Company's common stock.


==============================================================================
                                        AMOUNT AND NATURE OF          PERCENT
NAME AND ADDRESS                            OWNERSHIP                 OF CLASS
------------------------------------------------------------------------------
James R. Dunathan                            311,897 1/                 6.47%
1800 Sutter Street, Suite 400
Concord, CA  94520

Steven A. Gonsalves                          244,979 2/                 5.08%
5151 Port Chicago Highway
Concord, CA  94520

Donald B. Putnam                             587,588 3/                12.25%
1800 Sutter Street, Suite 500
Concord, CA 94520

James P. Wieking                             485,078 4/                10.17%
1800 Sutter Street, Suite 500
Concord, CA 94520

Earl Wiklund                                 223,796 5/                 4.69%
1800 Sutter Street, Suite 400
Concord, CA 94520

Guarantee Life Insurance Company             672,444 6/                14.28%
8001 Indian Hills Drive
Omaha, Nebraska  68114
==============================================================================

1/  Includes 203,547 shares of common stock, 106,350 shares of common stock
--
issuable upon the exercise of stock options, and 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share. Mr. Dunathan has sole dispositive power over such shares of common stock.

2/  Includes 132,424 shares of common stock, 17,000 shares of common stock
--
issuable upon the exercise of stock options, 10,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 85,555 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share. Mr. Gonsalves shares voting power over 223,104 shares of common stock with Debra Gonsalves, his wife. The remaining 21,875 shares of common stock, Mr. Gonsalves shares voting power with Gonsalves & Santucci, Inc., as President and majority shareholder.

3/  Includes 499,013 shares of common stock, 27,000 shares of common stock
--
issuable upon the exercise of stock options, 24,242 shares of common stock issuable upon exercise of certain debentures at a purchase price of $1.65 per share, 4,000 shares of common stock issuable upon the exercise of warrants at a purchase price of $1.35 per share, and 33,333 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share. Mr. Putnam shares voting power over such shares of common stock with Alexandra Putnam, his wife, as co-trustee of a revocable living trust.

4/  Includes 426,301 shares of common stock, 27,000 shares of common stock
--
issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 27,777 shares of common stock issuable upon exercise of warrants at a purchase of $0.90 per share. Mr. Wieking has sole dispositive power over such shares of common stock.

5/  Includes 158,130 shares of common stock, 47,000 shares of common stock
--
issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 16,666 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share. Mr. Wiklund has sole dispositive power over such shares of common stock.

6/  Guarantee Life Insurance Company has sole dispositive power over such shares
--
of common stock.


1.  ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of Anchor, the authorized number of directors to be elected is ten. Directors will hold office from the time of their election until the next Annual Meeting of Shareholders and until successors are elected and qualified. The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, shall be elected as directors. Only votes cast FOR a nominee will be counted in determining whether that nominee has been elected as a director. A shareholder may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.

     The following ten persons have been selected by the Board of Directors as nominees for election to the Board: James R. Dunathan, Earl Wiklund, Audie J. Dudum, Steven A. Gonsalves, Lawrence A. Hayes, R. William MacCullough, Donald B. Putnam, Michael R. Sanford, Gordon M. Silverstein and James P. Wieking. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the proxyholders may in their discretion determine. Shares represented by the enclosed proxy will be voted FOR the election of these nominees, unless authority to vote for one or more nominees is withheld.

  The experience and background of each of the nominees are set forth below.

=========================================================================================================
                                      YEAR FIRST
                                      BECAME A
NAME                        AGE       DIRECTOR          POSITIONS WITH ANCHOR
----------------------------------------------------------------------------------------------------------
James R. Dunathan            61          1987           President and Chief Executive Officer since 1987
                                                        and a Director

Earl Wiklund                 50          1987           Senior Vice President, Chief Financial Officer
                                                        and Secretary since 1987 and a Director

Audie J. Dudum               65          1987           Chairman of the Board since November 30, 1994 and
                                                        a Director

Steven A. Gonsalves          43          1993           Director

Lawrence A. Hayes            43          1996           Director

R. William MacCullough       56          1987           Director

Donald B. Putnam             65          1994           Director

Michael R. Sanford           57          1987           Director

Gordon M. Silverstein        53          1997           Director

James P. Wieking             66          1994           Director
=========================================================================================================

     JAMES R. DUNATHAN. Mr. Dunathan has served as President, Chief Executive Officer and Director since 1987. He joined Harden & Company Insurance Services, Inc. ("Harden") a wholly-owned subsidiary of Anchor in 1985 and initiated the formation of Anchor in late 1986. Mr. Dunathan served as a member of the Board of Directors of the Professional Insurance Agents Association for 11 years and as President of such Association from 1975 to 1976. Currently Mr. Dunathan serves on the Business Leaders Alliance for Contra Costa County, appointed by the Board of Supervisors. He also serves as a Director of the Barbara Milliff Center in Concord, California, a non-profit school for children with developmental disabilities. Mr. Dunathan completed his undergraduate studies at Ohio State University; and served actively in the U.S. Navy as a naval aviator while he continued graduate work at the U.S. Armed Forces Institute in Japan. Mr. Dunathan has over 39 years of experience in the insurance industry, and his family has been involved in the insurance industry since 1880.

     EARL WIKLUND. Mr. Wiklund has been Senior Vice President, Chief Financial Officer, Secretary and Director since 1987. Mr. Wiklund is also the Chief Executive Officer of the Company's Harden and Benefit Resources, Inc. ("BRI") subsidiaries. He has over 26 years of experience in various operational, administrative and financial management positions. He has served as Treasurer for the Independent Administrators Association, as member of the Legislative Committee, as well as member of the Board of Directors of such Association. Mr. Wiklund graduated from California State University, Sacramento, with a B.S. degree and received his M.B.A. at St. Mary's College. He also serves as Chairman of the Company's Audit, Budget & Finance Committee.

     AUDIE J. DUDUM. Since 1969, Mr. Dudum has served as President of Ramallah, Inc., a manufacturer and distributor of linens and domestics with customers throughout the Western United States and Hawaii. Mr. Dudum has also been actively involved in the Ramallah Federation, a national organization founded as a coalition of immigrants from the Middle East to offer financial, educational and political assistance to such immigrants. For nearly 20 years he has served, both nationally and regionally, as a board member of the Ramallah Federation and was its President in 1983. Mr. Dudum attended City College of San Francisco.

     STEVEN A. GONSALVES. Mr. Gonsalves has been the President of Gonsalves & Santucci, Inc. since 1986. Gonsalves & Santucci, Inc. is involved in commercial and residential concrete construction, steel reinforcing and concrete pumping in the greater San Francisco Bay Region. In addition, he has been President and
Chief Executive Officer of Reliable Trucking, Inc. since 1989.   Mr. Gonsalves
attended Utah State University.

     LAWRENCE A. HAYES. Mr. Hayes is a Senior Advisor with Hoefer & Arnett, Incorporated, an investment banking firm headquartered in San Francisco. Prior to joining Hoefer & Arnett in 1996 he was a Senior Advisor at Bentley Associates L.P. from 1995-96, Director in the Financial Services Industry Group of Prudential Securities from 1987-95, and Senior Vice President overseeing the Insurance Ratings Group of Standard and Poor's from 1982-87. Mr. Hayes received a B.S. degree in Business Administration from Northeastern University and holds an M.B.A. degree from Babson College. Mr. Hayes is a Chartered Financial Analyst.

     R. WILLIAM MACCULLOUGH. Since 1994, Mr. MacCullough has been a Vice President with the Bank of Oakland. He has over 30 years of experience in the financial services industry in the San Francisco Bay Area. His career includes various positions at Bank of America, Barclay's Bank, Meridian National Bank and the Firemen's Fund Insurance Company. Prior to his current position, he was Senior Credit Administrator for Fireman's Fund Insurance Company from 1991 to 1994.

     DONALD B. PUTNAM. Mr. Putnam is Chairman of the Executive Committee of Putnam, Knudsen & Wieking, Inc. ("PKW") a wholly-owned subsidiary of Anchor. An insurance professional with over 39 years of experience, Mr. Putnam has been actively involved as a director or officer of many California insurance associations and served as Director of the National Association of Insurance Brokers (NAIB) and Intersure, an international affiliation of insurance brokers. He has also served as Chairman of the NAIB-PAC. Mr. Putnam is a Business School graduate from the University of California, Berkeley.

     MICHAEL R. SANFORD. Since 1991, Mr. Sanford has been the President and Chief Executive Officer of the Bank Oakland. He has over 30 years of experience in the banking industry. His career includes serving as President and Chief Executive Officer of Meridian National Bank and director of the Alex Brown Financial Group.

     GORDON M. SILVERSTEIN.  Mr. Silverstein is the Founder and President (since
1985) of Triad Financial Insurance Marketing, Inc. ("Triad"), a domestic and international marketing company specializing in life, group medical and disability insurance products located in Los Angeles. From 1967, and prior to forming Triad in 1985, Mr. Silverstein was with Fireman's Fund Insurance Company and Northwestern Life Insurance Company in regional sales and management positions. In 1979, he purchased and operated a property and casualty brokerage which he sold in 1985 to form Triad. Mr. Silverstein attended California State University at Northridge where he majored in Business.

     JAMES P. WIEKING. Mr. Wieking is the Executive Vice President of PKW. He has been active in the insurance business for 40 years. Mr. Wieking was formerly the owner of Wieking, Connolly & Associates in Oakland, which merged with PKW in 1983. Mr. Wieking has been involved in various civic and professional associations and has served as a board member of the Pacific Network Group and the Independent Insurance Agents Association. He is a graduate of the University of California, Berkeley.

     The only director of Anchor who holds a directorship in any company (other than Anchor) with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, is Mr. Sanford, who serves on the board of directors of the Bank of Oakland. No director or executive officer of Anchor has a family relationship to another director or executive officer of Anchor.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held 12 regularly scheduled or special meetings during the fiscal year ended December 31, 1997 (the "Fiscal Year"). Each current member of the Board of Directors nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he served during the Fiscal Year with the exception of Lawrence A. Hayes 73%, Audie J. Dudum 61%, Donald B. Putnam 67% and Michael R. Sanford 73%. The Board of Directors has two standing committees:
(1) the Audit, Budget and Finance Committee ("Audit Committee"); and (2) the Compensation and

Personnel Committee ("Compensation Committee"). The full Board of Directors considers and nominates individuals for election as Directors.

     Audit, Budget and Finance Committee

     The Audit Committee, currently comprised of Earl Wiklund, Chairman, Audie
J. Dudum, James R. Dunathan, R. William MacCullough, Michael Sanford, Mary Peixoto Myers (ex-officio) and Susan Sula (ex-officio) held 3 meetings during the Fiscal Year. Members are appointed annually by the full Board. The functions of the Audit Committee include review of internal controls of Anchor, accounting compliance generally, and the sufficiency of Anchor's financial reporting. In connection with these reviews it can meet alone with appropriate Anchor financial personnel as well as with the independent auditors, who have free access to the Audit Committee at any time. Anchor's Accounting/Finance Departments, report directly to the Chairman of the Audit Committee. The Audit Committee recommends to the Board for its approval and for ratification by the shareholders the engagement of the Company's independent auditors to examine the accounts of Anchor. The Audit Committee also annually reviews the independence of the independent auditors as a factor in these recommendations.

     Compensation and Personnel Committee

     The Compensation Committee is currently comprised of Steven A. Gonsalves, Chairman, Audie J. Dudum, James R. Dunathan and Carol Haynosch (ex-officio). Members are appointed annually by the full Board. The Compensation Committee reviews, in consultation with management, existing and proposed compensation plans, programs and arrangements for officers of Anchor. The Compensation Committee then prepares its recommendation for submission and approval of the Board of Directors.

     Directors' Fees and Expenses

     Directors of Anchor do not receive any fees for their service as Board or Committee members. Anchor reimburses reasonable out-of-pocket expenses incurred by Directors performing services for Anchor.

     Pursuant to a nondiscretionary formula set forth in the 1994 Company's Stock Option Plan, non-employee Directors receive stock options covering 15,000 shares upon their initial election to the Board (the "Initial Grant"), and automatically receive supplemental options covering 1,000 shares on each subsequent re-election (the "Annual Grant"). The Initial Grant and Annual Grant are cumulatively exercisable to the extent of 25% of the shares subject to the option on the first, second, third and fourth anniversaries of the date of grant, becoming 100% exercisable on the fourth anniversary of the date of grant. Each such option is granted with an exercise price at fair market value on the date of grant (or 110% of fair market value in the case of an optionee who owns stock representing more than 10% of the total combined voting power of all classes of the stock of Anchor). These options expire on the earlier of ten years from the grant date or thirty months following termination of the Director's tenure on the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Anchor's directors and executive officers, and any person who owns more than ten percent of Anchor's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Anchor's common stock. Directors, executive officers and greater than ten-percent shareholders are required by SEC regulations to furnish Anchor with copies of all Section 16(a) forms they file. To Anchor's knowledge, based solely on review of the copies of such reports furnished to Anchor and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all such persons required to file reports were in compliance with the applicable Section 16(a) filing requirements.

STOCK OWNERSHIP TABLE

     The table below indicates the number of shares of Anchor's common stock beneficially owned as of March 13, 1998, by (a) incumbent directors and the nominees nominated by the Board of Directors for election as directors; (b) executive officers who are not also directors; and (c) by all directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.


            DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS
========================================================================
                          COMMON STOCK BENEFICIALLY OWNED       PERCENT
NAME                           AS OF MARCH 13, 1998             OF CLASS
------------------------------------------------------------------------
(a)
Audie J. Dudum 1/                     126,258                    2.65%
James R. Dunathan 2/                  311,897                    6.47%
Steven A. Gonsalves 3/                244,979                    5.08%
Lawrence A. Hayes 4/                  112,269                    2.37%
R. William MacCullough 5/             181,100                    3.82%
Donald B. Putnam 6/                   587,588                   12.25%
Michael R. Sanford 7/                 117,590                    2.48%
Gordon M. Silverstein 8/               28,121                    0.06%
James P. Wieking 9/                   485,078                   10.17%
Earl Wiklund 10/                      223,796                    4.69%
(b)
Lynn A. Boyd 11/                       10,000                    0.02%
Robert H. Rath 12/                     10,000                    0.02%
Raymond P. Petersen 13/                15,000                    0.03%
Christine D. Behrens 14/               15,000                    0.03%
 (c)
All directors and executive
  officers as a group               2,468,676                   50.14%
========================================================================

1/  Includes 67,036 shares of common stock, 37,000 shares of common stock
--
issuable upon the exercise of stock options, and 22,222 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

2/  Includes 203,547 shares of common stock, 106,350 shares of common stock
--
issuable upon the exercise of stock options, and 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share.

3/  Includes 132,424 shares of common stock, 17,000 shares of common stock
--
issuable upon the exercise of stock options, 10,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 85,555 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

4/  Includes 85,158 shares of common stock, 16,000 shares of common stock
---
issuable upon the exercise of stock options and 11,111 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

5/  Includes 144,100 shares of common stock and 37,000 shares of common stock
--
issuable upon the exercise of stock options.

6/  Includes 499,013 shares of common stock, 27,000 shares of common stock
--
issuable upon the exercise of stock options, 24,242 shares of common stock issuable upon exercise of certain debentures at a conversion price of $1.65 per share, 4,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 33,333 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

7/  Includes 80,590 shares of common stock and 37,000 shares of common stock
--
issuable upon the exercise of stock options.

8/  Includes 16,000 shares of common stock issuable upon the exercise of stock
--
options and 12,121 shares of common stock issuable upon exercise of certain debentures at a exercise price of $1.65 per share.

9/  Includes 426,301 shares of common stock, 27,000 shares of common stock
--
issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 27,777 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

10/  Includes 158,130 shares of common stock, 47,000 shares of common stock
---
issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 16,666 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share.

11/  Includes 10,000 shares of common stock issuable upon the exercise of stock
---
options.

12/  Includes 10,000 shares of common stock issuable upon the exercise of stock
---
options.

13/  Includes 5,000 shares of common stock and 10,000 shares of common stock
---
issuable upon the exercise of stock options.

14/  Includes 5,000 shares of common stock and 10,000 shares of common stock
---
issuable upon the exercise of stock options.

EXECUTIVE COMPENSATION

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation paid to the executive officers of Anchor and to the executive officers of its subsidiary, PKW, who performed significant policy making functions for Anchor, whose aggregate salaries and bonuses exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

=======================================================================================
                                ANNUAL COMPENSATION
---------------------------------------------------------------------------------------
                                                                        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY ($) 1/       COMPENSATION ($)
---------------------------------------------------------------------------------------
James R. Dunathan                          1997    $132,999              $14,735 2/
  President and Chief                      1996     137,237               13,871 2/
  Executive Officer                        1995     137,237               15,596 2/

Earl Wiklund                               1997     108,685                      -
  Senior Vice President,                   1996     112,311                      -
  Chief Financial Officer and              1995     112,861                      -
  Secretary

Donald B. Putnam                           1997      99,999                      -
  Chairman of the Executive                1996      99,999                      -
  Committee of PKW                         1995     106,105                      -

James P. Wieking                           1997     109,999                      -
  Executive Vice President of PKW          1996     125,679                      -
                                           1995     125,387                      -
---------------------------------------------------------------------------------------
=======================================================================================

1/  Includes compensation earned and received by the named persons, as well as
-
amounts earned but deferred at the election of such persons pursuant to Anchor's 401(k) Plan.

2/  Represents amount paid to Mr. Dunathan for commissions related to certain of
-
Mr. Dunathan's insurance brokerage clients.


=============================================================================================================
                                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR
 ------------------------------------------------------------------------------------------------------------
                          NUMBER OF SECURITIES         % OF TOTAL OPTIONS/SARs      EXERCISE
                          UNDERLYING NUMBER OF         GRANTED TO EMPLOYEES IN      PRICE PER    EXPIRATION
NAME                     OPTIONS/SARs GRANTED 1/            FISCAL YEAR               SHARE        DATE
------------------------------------------------------------------------------------------------------------
James R. Dunathan                 1,000                       1.09%                  $0.90          5/13/07
                                 50,000                      54.47%                   0.90          8/16/07

Earl Wiklund                      1,000                       1.09%                   0.90          5/13/07

Donald B. Putnam                  1,000                       1.09%                   1.00          5/13/07

James P. Wieking                  1,000                       1.09%                   1.00          5/13/07

Robert H. Rath                   10,000                      10.94%                   0.90          6/26/07

Christine D. Behrens              5,500                       6.01%                   0.90          1/27/07
============================================================================================================

1/ Each option has a ten-year term but is subject to earlier termination upon the optionee's termination of employment, death or disability as provided in the 1994 Stock Option Plan and the optionee's option agreement. The exercise price may be paid in cash or in shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares, or by having shares withheld. All options become exercisable in 25% increments on May 13, 1998, 1999, 2000 and 2001, respectively, except for the 50,000 options granted to Mr. Dunathan which became exercisable immediately.

                          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                               AND FISCAL YEAR-END OPTION/SAR VALUES 1/
=========================================================================================================

                             NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED IN-THE-MONEY
                           UNEXERCISED OPTIONS/SARs AT 12/31/97            OPTIONS/SARs AT 12/31/97
NAME                      (eXERCISABLE)          (UNEXERCISABLE)        (EXERCISABLE)     (UNEXERCISABLE)
---------------------------------------------------------------------------------------------------------
James R. Dunathan           104,600                   1,750                     0                0

Earl Wiklund                45,250                    1,750                     0                0

Donald B. Putnam            25,250                    1,750                     0                0

James P. Wieking            25,250                    1,750                     0                0

Lynn A. Boyd                10,000                        0                     0                0

Robert H. Rath                   0                   10,000                     0                0

Raymond P. Petersen         10,000                        0                     0                0

Christine D. Behrens         4,500                    5,500                     0                0
=========================================================================================================

1/ No options were exercised during 1997. Anchor's 1994 Sock Option Plan does not provide for stock appreciation rights ("SARs"). The dollar value reported in the table was determined by multiplying the average of the high and low bid prices on the OTC Bulletin Board of Anchor's common stock on December 31, 1997 by the number of shares subject to the options minus the aggregate exercise price.

EMPLOYMENT AGREEMENT WITH JAMES R. DUNATHAN

     Effective August 16, 1997, Anchor entered into a five-year employment agreement ("Agreement") with James R. Dunathan, President and Chief Executive Officer of Anchor, which provides for a base salary of $140,000 per year (subject to increase from time to time based upon personal and Company performance as determined by the Board of Directors). The Agreement provides that Mr. Dunathan is entitled to participate in all other employee benefit plans generally available to Anchor's other executive and managerial employees. Additionally, he is entitled to receive as incentive compensation an annual bonus equal to 4% of Anchor's "operating results" (as such term is defined in the Agreement). Pursuant to the Agreement, in 1997, Mr. Dunathan was granted options to purchase 50,000 shares of Anchor common stock at an exercise price of $0.90, at the time of grant. He is also entitled to an automobile allowance, currently set at $12,000 per year. The Agreement also provides that: (a) in the event that Mr. Dunathan resigns by giving Anchor six months' prior notice of resignation, he will be entitled to receive six months base salary; and (b) if Anchor terminates the Agreement for any reason other than for cause or if Mr. Dunathan becomes permanently disabled, Anchor will pay to Mr. Dunathan an amount equal to twelve months salary at Mr. Dunathan's then current rate of compensation and will continue, for a period of twelve months from termination, all benefits and allowances (including the automobile allowance) to which Mr.

Dunathan would otherwise be entitled had the Agreement not been terminated, except that if Mr. Dunathan is permanently disabled, Anchor's obligations to pay said amounts will be reduced by any disability insurance payments made to Mr. Dunathan during said twelve-month period.

THE 1994 STOCK OPTION PLAN (THE "1994 PLAN")

     STOCK OPTION PLAN. On December 5, 1994, the Board of Directors of Anchor adopted Anchor Pacific Underwriters, Inc. 1994 Stock Option Plan (the "1994 Plan") in order to attract and retain the best available personnel for positions of substantial responsibility, to attract and retain qualified individuals to serve as non-employee directors of Anchor, and to provide additional incentive to the employees, consultants and non-employee directors of Anchor and its affiliates, by encouraging them to acquire a proprietary interest in Anchor, and in general, to promote the success of Anchor's business. The shareholders approved the 1994 Plan on December 19, 1994.

     SHARES SUBJECT TO THE 1994 PLAN. The aggregate number of shares that are available for issuance pursuant to the exercise of options granted under the 1994 Plan may not exceed 700,000 shares of common stock, as adjusted for changes in capitalization. Should any option granted under the 1994 Plan expire or become unexercisable for any reason without having been exercised in full, the shares subject to the portion of the option not so exercised will become available for subsequent option grants. The 1994 Plan permits shares which have been withheld by Anchor from the shares otherwise due upon exercise of the option (to satisfy applicable withholding taxes) and shares which have been delivered by the optionee upon exercise of an option (to pay the option exercise price and/or applicable withholding taxes), to become available under the 1994 Plan for future grants of options.

     ADMINISTRATION. The 1994 Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. The Compensation Committee reviews, in consultation with management, existing and proposed compensation plans, including the 1994 Plan. The Compensation Committee makes compensation recommendations, including stock grants, which are submitted to the Board of Directors for approval.

     The Compensation Committee has full authority, subject to the provisions of the 1994 Plan, to determine the individuals who are eligible to receive options under the 1994 Plan, the number of shares to be covered by each granted option, the date or dates upon which the option is to become exercisable and the maximum term for which the option is to remain outstanding. The Compensation Committee also has the authority to determine whether the granted option is to be a nonstatutory option ("Nonstatutory Option") or an incentive stock option ("Incentive Option") under the federal tax laws and to establish the rules and regulations for proper plan administration. See "--Federal Tax Consequences", below. The Compensation Committee also has the authority to cancel outstanding options granted under the 1994 Plan, with the consent of the optionee, and to issue replacement options for such canceled options. Only the full Board of Directors may administer the 1994 Plan with respect to the automatic grant of options to non-employee directors.

     ELIGIBILITY. The Compensation Committee may grant discretionary options under the 1994 Plan only to employees or consultants of Anchor or its affiliates. There are currently approximately 254 employees of Anchor and its subsidiaries who are eligible for the discretionary grant of options. Only non-employee directors of Anchor are eligible to receive nondiscretionary grants of options pursuant to the formula provisions contained in Section 5 of the 1994 Plan. There are currently 6 non-employee directors eligible for non-discretionary options.

     EXERCISE PRICE AND EXERCISABILITY. The Compensation Committee has the authority to determine the term of each option granted under the 1994 Plan. The maximum period during which any option may remain exercisable may not exceed ten years, however, an Incentive Option granted to a participant who owns stock possessing more than 10% of the voting power of Anchor's common stock, may not have a term longer than five years from the date of grant. Options issued under the 1994 Plan may either be immediately exercisable for the full number of shares purchasable thereunder or may become exercisable in cumulative increments over a period of months or years as determined by the Compensation Committee; provided, however, that no option may vest at a rate of less than 20% of the shares subject to the option per year during the five year period from the date of grant.

     The exercise price of options may not be less than 85% of the fair market value of Anchor's common stock on the date of grant; provided, however, that the exercise price of options granted to non-employee directors may not be less than 100% of the fair market value of Anchor's common stock on the date of grant, and provided further that the exercise price of an option granted to a participant who owns stock possessing more than 10% of the voting power of Anchor's common stock may not be less than 110% of the fair market value of the stock on the date of grant.

     The exercise price may be paid in cash or in shares of Anchor common stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm would effect an immediate sale of the shares purchased under the option and pay to Anchor, out of the sales proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus applicable withholding taxes. For purposes of establishing the exercise price and for all other valuation purposes under the 1994 Plan, the fair market value per share of Anchor common stock on any relevant date will mean, where there is a public market for Anchor's common stock, the mean of the bid and asked prices (or the closing price if listed on a stock exchange or The Nasdaq National Market) of Anchor's common stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by The Nasdaq Stock Market, the National Quotation Bureau or Anchor's primary market maker). If such information is not available for the date of grant, then such information for the last preceding date for which such information is available will be considered as the fair market value. If there is no public market for Anchor's common stock, the fair market value thereof shall be determined by the Compensation Committee.

     Only Nonstatutory Options may be automatically granted to eligible non-employee directors. Each such option will have a ten year term and will be cumulatively exercisable to the extent of 25% of the shares subject to the option on the first, second, third and fourth anniversaries of the date of grant, becoming 100% exercisable on the fourth anniversary of the date of grant, except for the first Initial Grant, as defined below, made on June 20, 1995, which are immediately exercisable.

     In order to satisfy applicable withholding taxes that arise upon exercise of a Nonstatutory Option, optionees may elect to deliver to Anchor, or have Anchor withhold from the shares otherwise due, a sufficient number of shares having an aggregate fair market value equal to the tax due, in compliance with rules and procedures established by the Compensation Committee.

     OPTIONS GRANTED TO NON EMPLOYEE DIRECTORS

     The formula provisions of the 1994 Plan provide that upon the issuance of a permit from the California Department of Corporations (the "Permit"), each non-employee director of Anchor who held options under certain predecessor plans of Anchor would receive an option to purchase 35,000 shares of Anchor common stock, each non-employee director who did not hold options under certain predecessor plans of Anchor world receive an option to purchase 15,000 shares of Anchor common stock, and thereafter each non-employee director who is first elected or appointed to the Board of Directors of Anchor will receive an option to purchase 15,000 shares of Anchor common stock (each an "Initial Grant"). Each non-employee director who is thereafter re-elected to the Board of Directors shall receive an additional option to purchase 1,000 shares of Anchor common stock (an "Annual Grant") immediately following the shareholders' meeting at which such director was elected. Notwithstanding the foregoing, the aggregate amount of common stock to be subject to all options granted to non-employee directors may not exceed 50% of the number of shares reserved under the 1994 Plan (as adjusted for changes in capitalization), plus shares underlying expired or terminated options which become available for subsequent option grants.

     No options were exercised by the directors or executive officers of Anchor during Anchor's last fiscal year. As of March 13, 1998 there were options to purchase 648,650 shares of Anchor common stock outstanding. Except with respect to options to be granted to non-employee directors, the amount of options that will be granted in the future is not presently determinable.

     The following table sets forth options that were granted under the 1994 Plan during 1997. All such options have an exercise price equal to 100% of the fair market value of Anchor common stock as of the date of grant (except for options granted to persons who own stock possessing more than 10% of the voting power of Anchor's common stock, which have an exercise price equal to 110% of the fair market value as of the date of grant). Options granted in 1997 are exercisable in 25% increments in 1997, 1998, 1999 and 2000, respectively, except for the options to acquire 50,000 shares granted to James R. Dunathan, which are exercisable immediately. All such options have a term of 10 years.


======================================================================================================
                                           1994 PLAN
------------------------------------------------------------------------------------------------------
NAME & POSITION                                      EXERCISE PRICE      NUMBER OF SHARES
------------------------------------------------------------------------------------------------------
Employee Directors:
James R. Dunathan
  President and Chief Executive Officer                 $0.90              51,000

Earl Wiklund
  Senior Vice President, Chief Financial
  Officer and Secretary                                 $0.90               1,000

Donald B. Putnam
  Chairman of the Executive Committee of PKW            $1.00               1,000

James P. Wieking
  Executive Vice President of PKW                       $1.00               1,000

Non-Employee Directors:                                 $0.90               6,000 (1,000 each to 6 directors)
                                                        $1.00              15,000 (to one director)

All Employees (including employees
  who are also officers):                               $0.97               2,500
                                                        $0.90              34,900

Consultants:                                              N/A                 -0-
======================================================================================================

     SHAREHOLDER RIGHTS AND TRANSFERABILITY OF OPTIONS

     No optionee is to have any shareholder rights with respect to his or her option shares until such optionee has exercised the option and paid the exercise price. Options are not assignable or transferable other than by will or by the laws of inheritance, and may be exercised, during the optionee's lifetime, only by the optionee.

     TERMINATION OF EMPLOYMENT, CONSULTING OR DIRECTOR STATUS

     If an optionee's employment or status as a consultant is terminated due to the optionee's disability or death, the optionee, or the optionee's estate, as applicable, may, within twelve months (or such longer period of time as the Compensation Committee may determine) following the date of such termination, exercise the option to the extent the option was exercisable at the date of termination. If termination of employment or consultant status occurs for any reason other than disability or death, the optionee may, within three months (or such longer period of time as the Compensation Committee may determine) after the date of such termination, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination; provided that if such termination was for "cause" (as such term is defined in the 1994 Plan), such optionee may, only within 30 days after the date of such termination, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination. The foregoing date of exercise may in no event be after the expiration of the term of the option. To the extent the option is not exercised within such periods described above the option will terminate.

     Notwithstanding the above, if an employee-director's tenure on the Board is terminated for any reason other than death or disability or removal from office, and at the same time, such employee-director's employment is terminated for any reason other than death or disability or cause, then such employee-director may, within two and one-half years following such termination, exercise the option to the extent such option was exercisable by the employee-director on the date of such termination; provided the date of exercise is in no event after the expiration of the term of the option. If an employee-director's tenure on the Board is terminated for any reason other than death or disability or removal from office, and if such employee-director remains an employee of Anchor after his or her tenure on the Board is terminated, then his or her options shall continue to be governed by the terms of his or her option agreement and, the provisions described above relating to termination of employment for reasons other than death, disability or cause will govern the period in which he or she must exercise the option.

     If a non-employee director ceases to be a director of Anchor due to his or her disability or death, the optionee, or the optionee's estate, as applicable, may, within twelve months following the date of such death or disability, exercise the option to the extent the option was exercisable at the date of such death or disability; provided that the date of exercise may in no event be after the expiration of the term of the option. If the option is not exercised within such time period, the option will terminate. If a non-employee director ceases to be a director of Anchor for any reason other than disability or death, the optionee may, within two and one-half years after the date of termination of director status, exercise the option to the extent the optionee was entitled to exercise the option at the date of termination; provided that if a non-employee director ceases to be a director of Anchor or any of its affiliates because he or she is removed from office in accordance with applicable corporate law, such non-employee director may, only within 30 days after the date of such removal, exercise the option to the extent the non-employee director was entitled to exercise the option at the date of termination; provided further that the date of exercise may in no event be after the expiration of the term of the option.

     ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR OTHER CORPORATE EVENT

     Subject to any required action by the shareholders of Anchor, the number of shares of Anchor common stock covered by each outstanding option, and the number of shares of Anchor common stock which have been authorized for issuance under the 1994 Plan but as to which no options have yet been granted, as well as the price per share of Anchor common stock covered by each such outstanding option, will be proportionately adjusted for any change in the outstanding shares of Anchor common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Anchor common stock, or any other change in the outstanding Anchor common stock as a class effected without receipt of consideration by Anchor; provided, however, that conversion of any convertible securities of Anchor will not be deemed to have been "effected without receipt of consideration." Such adjustment will be made by the Board of Directors, whose determination in that respect will be final, binding and conclusive. Upon the dissolution or liquidation of Anchor, options then outstanding under the 1994 Plan shall terminate. Upon the sale of Anchor, or a merger or consolidation in which Anchor is not the surviving entity, outstanding options will terminate shortly before consummation of the transaction, unless the successor has agreed to assume outstanding options or to substitute equivalent options to purchase its shares of stock.

     AMENDMENT AND TERMINATION OF THE 1994 PLAN

     The 1994 Plan will terminate on December 5, 2004, unless sooner terminated by the Board of Directors. The Board of Directors may amend or terminate the 1994 Plan from time to time as the Board of Directors deems advisable, except that the formula provisions of Section 5 of the 1994 Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code. No such amendment or termination will affect outstanding options without the consent of the affected optionees.

     The Board of Directors may not, without the approval of Anchor's shareholders (to the extent such shareholder approval is required by Rule 16b-3, the Internal Revenue Code, or other applicable law), amend the 1994 Plan in a manner which would (a) materially increase the benefits accruing to participants under the 1994 Plan; (b) increase the number of shares which may be issued under the 1994 Plan; or (c) materially modify the requirements as to eligibility for participation in the 1994 Plan.

     FEDERAL TAX CONSEQUENCES

     Options granted under the 1994 Plan may be either Incentive Options which satisfy the requirements of Section 422 of the Internal Revenue Code or Nonstatutory Options which do not meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options.  No taxable income is recognized by an optionee at the
     -----------------
time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the Anchor common stock received upon the exercise of an Incentive Option over the exercise price is includable in the employee's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Anchor common stock received upon exercise of an Incentive Option is increased by the amount of such excess.

     An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an Incentive Option are sold or otherwise disposed of. For federal tax purposes, dispositions are divided into two categories: (a) qualifying and (b) disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

     Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee's basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and (a) the fair market value of the Anchor common stock on the date of exercise, or (b) the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then Anchor will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will Anchor be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Nonstatutory Options.  No taxable income is recognized by an optionee upon
     --------------------
the grant of a Nonstatutory Option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss equal to the difference between the sales proceeds and the fair market value of the shares on the date of exercise.

     Anchor is entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee on an exercise of a Nonstatutory Option. The deduction will in general be allowed for the taxable year of Anchor in which ordinary income is recognized by the optionee.

     ACCOUNTING TREATMENT

     Under present accounting rules, neither the grant nor the exercise of options issued at fair market value under the 1994 Plan will result in any charge to Anchor's earnings. The grant of an option issued at less than fair market value, on the other hand, would result in a charge to Anchor's earnings equal to the difference between the fair market value of Anchor's common stock on the date of grant and the exercise price of the option. Such a charge would be amortized ratably over the vesting period of the option. In addition, the number of outstanding options under the 1994 Plan may be a factor in determining earnings per share on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     INTERESTED TRANSACTIONS WITH MANAGEMENT. There are no material transactions since January 1, 1997, or any currently proposed transactions, to which Anchor was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent or more shareholder, or any associate of any of the foregoing persons had, or will have, a direct or indirect material interest, except as follows:

     During 1996, Anchor raised $225,000 from five members of the Board of Directors and other qualified investors to supplement its working capital and capital expenditure requirements through the issuance of 10% Subordinated Bridge Notes with Warrant to Purchase Shares of Anchor Common Stock ("Bridge Notes"). The basic terms of the Bridge Notes were: (a) 10% interest per annum, paid in arrears; (b) one year term; (c) for every $10,000 principal amount invested the purchaser received a warrant to acquire 1,000 shares of Anchor common stock at a purchase price of $1.75 per share; (d) "piggyback" registration rights for three years; and (e) subordination provisions that subordinate the Bridge Notes to Anchor's "Senior Debt" (as defined in the Bridge Notes). The Bridge Notes are equal in status to the Debentures, issued during 1995 and become due in 1998, which have not converted and remain outstanding.

     In February 1997, Anchor offered the purchasers of said Bridge Notes an opportunity to either change the terms of the warrants underlying the Bridge Notes or to participate in the 1997 Offering (discussed below) and exchanging their Bridge Notes. The basic terms of the two alternatives were: (a) in lieu of receiving a warrant to acquire 1,000 shares of Anchor common stock at a purchase price of $1.75 per share for each $10,000 in principal invested, the purchaser would receive a warrant to acquire 2,000 shares of Anchor common stock at a purchase price of $1.35 per share; or (b) participate in the 1997 Offering by exchanging the Bridge Notes and receiving in return (i) interest at the rate of 10% per annum up to the date of conversion; (ii) Anchor common stock in place of the Bridge Notes at a price equal to $0.90 per share; and (iii) a five year warrant, equal to the number of shares issued in place of the Bridge Notes, with the right to purchase Anchor's common stock at a purchase price of $0.90 per share. The purchasers representing $180,000 of said Bridge Notes chose alternative (a) above, and the remaining $45,000 chose alternative (b) above. Subsequently, Anchor and certain holders of the 1997 Offering agreed to extend the term of such 1997 Offering. As of March 13, 1998, $140,000 of the 1997 Offering remained outstanding.

     In 1995, Anchor issued $370,000 of 10% Convertible Subordinated Debentures (the "Debentures"). Investors holding $270,000 of the Debentures, including seven members of the Board of Directors, converted their Debentures into 200,000 shares of Anchor's common stock at $1.35 per share. These conversions reduced Anchor's outstanding indebtedness by $270,000 and, in turn, increased shareholders' equity by $270,000. As of March 13, 1998, $40,000 of the Debentures had been repaid in full, and $60,000 remained outstanding under the terms of the Debentures.

     During first quarter 1997, Anchor commenced raising additional funds from members of the Board of Directors and other qualified investors through a private offering of Anchor common stock along with warrants to acquire shares of Anchor common stock (the "1997 Offering"). As of March 13, 1998, Anchor had raised $305,000. Anchor has utilized a substantial portion of the proceeds from the 1997 Offering to support current working capital needs. The basic terms of the 1997 Offering are: (a) up to 555,000 shares of Anchor common stock available at a purchase price of $0.90 per share; (b) five year warrants to acquire one share of Anchor common stock for each share of Anchor common stock purchased at an exercise price of $0.90 per share; (c) "piggyback" registration rights for three years; and (d) anti-dilution protection for stock splits, stock dividends, recapitalizations and reorganizations. Purchasers of the 1997 Offering, as of March 13, 1998, consisted of eight members of the Board of Directors and other qualified investors.

2.  APPROVAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN (THE "1994 PLAN")

  The Board of Directors is seeking shareholder approval to amend the Company's 1994 Stock Option Plan (the "1994 Plan") to increase the aggregate number of shares of the Company's common stock that may be issued pursuant to the exercise of options granted under the 1994 Plan from 700,000 shares to 1,000,000 shares, as adjusted for changes in capitalization. This proposal has been unanimously approved by the Board of Directors subject to approval by the shareholders of the Company.

     As of the record date of March 13, 1998, the number of shares that were authorized for issuance under the 1994 plan, the number of shares subject to options currently outstanding and the number of shares available for future granting of options are set forth in the table below:

                                                  Available
                         Authorized Outstanding   for Grant
                         ---------- -----------   ---------
 Shares of common stock  700,000     648,650       51,350


     REASONS FOR THE PROPOSED AMENDMENT

     The proposed increase in the aggregate number of shares that may be issued pursuant to the exercise of options granted under the 1994 Plan has been recommended by the Board to assure that an adequate supply of options is available for general corporate needs, such as attracting future employees and providing further incentives to current employees, officers and directors.

     POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     If approved by the shareholders, the additional options would be available for grant at the discretion of the Board of Directors without further shareholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed), without the delay and expense incident to holding a special meeting of shareholders to consider any specific grant.

     The future grant of the additional options for which authorization is sought would be subject to the same terms and conditions as applies to the grant of the options which are presently outstanding. The effects of the authorization of additional options may include dilution of the voting power of currently outstanding shares of capital stock and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding shares of capital stock.

     The affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN (THE "1994 PLAN").

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has reappointed Odenberg, Ullakko, Muranishi & Co., ("Odenberg") as independent auditors to audit the financial statements of the Company for the current fiscal year.

     Representatives of the firm of Odenberg are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE REAPPOINTMENT OF ODENBERG AS INDEPENDENT AUDITORS TO AUDIT THE FINANCIAL STATEMENTS OF ANCHOR FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 1998.

ANNUAL REPORT AND FINANCIAL STATEMENTS

  The 1997 Annual Report of Anchor, which includes its audited financial statements for the fiscal year ended December 31, 1997, has accompanied or preceded this Proxy Statement.

  As of the date of this Proxy Statement, the Board of Directors is not informed of any matters, other than the election of directors and ratification of the appointment of Odenberg as independent auditors of Anchor, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                ANNUAL MEETING OF SHAREHOLDERS -- MAY 12, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints James R. Dunathan and Earl Wiklund and each of them as proxies for the undersigned, with full power of substitution to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion on all other matters that may be properly presented for action at the Annual Meeting of Shareholders of Anchor Pacific Underwriters, Inc. to be held on Tuesday, May 12, 1998, and at any adjournment(s) or postponement(s) thereof. The above named proxyholders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this Proxy in the election of Directors. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person. If properly executed, this proxy shall be voted in accordance with the instructions given. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THE PROXYHOLDERS WILL VOTE FOR PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS WHICH MAY PROPERLY BE PRESENTED AT THE MEETING.

1.   ELECTION OF
     DIRECTORS:              [_]  FOR all nominees listed below
                                  (except as marked to the contrary below)

                             [_]  WITHHOLD AUTHORITY to
                                  vote for all nominees listed below

James R. Dunathan, Earl Wiklund, Audie J. Dudum, Steven A. Gonsalves, Lawrence
A. Hayes, R. William MacCullough, Donald B. Putnam, Michael R. Sanford, Gordon
M. Silverstein and James P. Wieking.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2. PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION PLAN (THE "1994 PLAN") to increase the aggregate number of shares of the Company's common stock that may be issued pursuant to the exercise of options granted under the 1994 Plan from 700,000 shares to 1,000,000 shares, as adjusted for changes in capitalization.

         [_]  FOR       [_]  AGAINST  [_]  ABSTAIN

3. PROPOSAL TO RATIFY THE REAPPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. as the independent auditors of Anchor.

         [_]  FOR       [_]  AGAINST  [_]  ABSTAIN

MARK HERE FOR ADDRESS  [_]
CHANGE AND NOTE BELOW

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Date: _________________________, 1998

__________________________________

__________________________________
Signature(s) of Shareholder(s)

Please sign exactly as the name or names appear in this proxy. If the stock is issued in the name of two or more persons, all of them should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators and trustees so indicate when signing.